Exhibit 10.12

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406

LABORATORY AND PRODUCTION SERVICES MASTER AGREEMENT

THIS LABORATORY AND PRODUCTION SERVICES MASTER AGREEMENT (the “Agreement”), entered into and effective this 15th day of April, 2014 (the “Effective Date”), is by and between SAFC CARLSBAD, INC.,  located at 6211 El Camino Real, Carlsbad, CA  92009 (“SAFC”) and Adaptimmune Limited (“CLIENT”) located at 57c Milton Park, Abingdon, Oxon, OX14 4RX, England.

WHEREAS, CLIENT desires that SAFC conduct certain production and/or manufacturing services from time to time during the Term (as defined below) of this Agreement; and

WHEREAS, CLIENT also desires that SAFC’s affiliate, BioReliance, perform certain biopharma testing or other services, including but not limited to cell banking, from time to time during the Term (as defined below) of this Agreement; and

WHEREAS, SAFC and CLIENT desire to establish initially herein general terms and conditions governing the conduct of all such services;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

The following capitalized terms shall have the meanings set forth below:

1.1                               “Affiliate” means all entities controlling, controlled by or under common control with CLIENT or SAFC, as the case may be.  The term “control” shall mean the ability to vote fifty percent (50%) or more of the voting securities of the entity or otherwise having the ability to influence and direct the policies and direction of an entity.

1.2                               “Agency” means (i) any regulatory or health authority in the US or EU, including without limitation, the US Food and Drug Administration or any successor entity thereto (“FDA”) and the European Medicines Agency or any successor entity thereto (“EMA”), and (ii) if applicable to a particular Task Order (as hereinafter defined), the relevant government regulatory authority or authorities in countries outside of the United States and EU responsible for the conduct of clinical research studies and/or approval of pharmaceutical products.

1.3                               “Agreement” means, collectively, this Agreement, its Exhibits, any Task Orders and any other documents incorporated herein by reference, including without limitation the Quality Agreements (as hereinafter defined), however, Quality Agreements may be amended and modified separately as a stand-alone document and not require amendment of this Agreement under those circumstances.

1.4                               “Budget” has the meaning attributed to such term in Section 6.1.

1.5                               “Business Partners” means any third party that has a business relationship or collaboration with CLIENT or its Affiliates.

1.7                               “cGMP” shall mean current good manufacturing practices pursuant to (a) the U.S. Federal Food, Drug and Cosmetics Act as amended (21 USC 301 et seq.), (b) U.S. regulations in Title 21 of the

U.S. Code of Federal Regulations Parts 210, 211, 600 and 610 (c) the EC Guide to Good Manufacturing Practice for Medicinal Products, v.4, including relevant sections of DIR 2003/94/EC, and (d) International Conference on Harmonization (ICH) Guidance for Industry Q7 Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients, in each case as in effect and as may be amended or replaced from time to time.

1.8                               “Certificate of Analysis” means a certificate issued by SAFC quality assurance that confirms that a Product meets its Specifications and which shall contain the actual results obtained from testing performed as part of quality control of an individual batch of a Product. The Certificate of Analysis shall be signed by an authorized representative of SAFC.

1.9                               “Certificate of Compliance” means a certificate issued by SAFC quality assurance upon completion of the Project, stating that a Product was Manufactured in accordance with the applicable Specifications, Technical Specifications, cGMP when applicable, cGLP when applicable, and applicable Regulations. The Certificate of Compliance shall be signed by an authorized representative of SAFC.

1.10                        “CFR” means the U.S. Code of Federal Regulations.

1.11                        “Change” or “Change Order” has the meanings attributed to such terms in Section 2.5.

1.12                        “CLIENT Equipment” means Project Equipment that is specified in the Task Order as to be supplied by CLIENT or that CLIENT requires SAFC to obtain for the Project at CLIENT’s expense.

1.13                        “CLIENT Materials” means those Project Materials that are specified in the Task Order as being supplied by CLIENT, or that CLIENT requires SAFC to obtain for the Project pursuant to Section 2.2(a).

1.14                        “CLIENT Technology” means confidential and proprietary information and know-how, techniques, processes and other technology, whether or not patentable or copyrightable, and associated intellectual property rights CLIENT and its Affiliates provide for SAFC to perform the Services.  CLIENT Technology includes methods, Specifications, and processes that have been disclosed by CLIENT or its Affiliates to SAFC or BioReliance before the execution hereof pursuant to any Confidentiality Agreement, Feasibility Study Agreement, Manufacturing Agreement, or is disclosed to SAFC or BioReliance in connection with this Agreement.

1.15                        “Convicted Entity” means an entity who has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. §1320a — 7(a) or (b), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

1.16                        “Convicted Individual” means an individual who has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. §1320a — 7(a) or (b), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

1.17                        “Debarred Entity” means a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or an Affiliate of a Debarred Entity.

1.18                        “Debarred Individual” means an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335 (a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application.

1.19                        “Deliverables” means the items (interim and/or final) to be provided by SAFC to CLIENT as part of a Task Order, all in accordance with the relevant Task Order and this Agreement, including, without limitation, Records and any Products produced during the course of the Services.

1.20                        “Effective Date” means, for this Agreement, the date set forth on page 1 of this Agreement, and for each Project defined in a Task Order, the date specified as the “Effective Date” in said Task Order.

1.21                        “Excluded Entity” means (i) an entity who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (“OIG/HHS”) of the Department of Health and Human Services, or (ii) who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the United States General Services Administration (“GSA”).

1.22                        “Excluded Individual” means (i) an individual who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the OIG/HHS, or (ii) who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the GSA.

1.23                        “Facility” means the SAFC location at which any Services are being performed.

1.24                        “Key Personnel” means the SAFC personnel serving as project manager and/or otherwise assigned to perform the Services (as hereinafter defined).

1.25                        “Manufacture” or “Manufacturing” means any and all processes of cell banking, manufacturing and blending of CLIENT Materials, including without limitation, compounding, component and/or intermediary preparation, production, packaging, labeling, testing, inspecting, quality control, storage, preparing for shipment, shipment and transportation of Product in accordance with the Specifications and cGMP, as applicable.

1.26                        “Product” means the product to be produced by SAFC as described in the applicable Task Order.

1.27                        “Production Records” means all documentation, records, required retain samples, batch records, Specifications, databases or other work product generated by SAFC during and in connection with Manufacture of Product, whether recorded in writing, electronically, or otherwise.

1.28                       “Project” means an individual production, laboratory testing or other project for which SAFC is engaged by CLIENT to perform Services and “Projects” means, collectively, all such Projects.

1.29                        “Project Completion Date” means the date identified as such on the Task Order as the mutually agreed upon target date for completing the relevant Project.

1.30                        “Project Initiation Date” means the date identified as such on the Task Order as the mutually agreed upon target date for initiation of the Project.

1.31                        “Project Equipment” means all equipment necessary to perform the Project and deliver the Product.

1.32                        “Project Materials” means all cell banks, virus banks, compounds, materials, supplies or other substances necessary to perform the Project and deliver the Product.

1.33                        “Quality Agreement” means the quality agreement which will be executed between SAFC   and CLIENT and a quality agreement to be executed between BioReliance and CLIENT, as such agreements may be amended from time to time. Quality Agreements may be amended and modified separately as stand-alone documents and shall not require an amendment of this Agreement.  These Quality Agreements may be replaced by a joint SAFC/BioReliance quality Agreement when this becomes available for execution with CLIENT.

1.34                        “Records” means the written records of data and other information generated or recorded in the performance of the Services and other information related to the performance of the Services, including, but not limited to, Production Records, Reports, test results, records of the procedures, Specifications, certificates of analysis, and certificates of compliance.

1.35                        “Regulations” means any and all laws, rules and regulations governing the performance of the Services in the country or countries in which (i) a Project is conducted, and/or (ii) a regulatory filing including Project results is intended to be filed, and/or (iii) in which SAFC undertakes any Services. Regulations shall include, without limitation, (a) the United States Food, Drug, and Cosmetic Act, as amended and any and all rules, regulations and guidance promulgated thereunder, (b) all applicable European Union and member state, national and local laws, regulations, standards and guidelines, (c) any and all rules and regulations of an Agency or any other national, state or local government agency related to the conduct of clinical research studies or commercialization of pharmaceutical products, and (d) any applicable guidelines promulgated by the International Conference on Harmonization, (e) cGMP and (f) cGLP, if applicable.

1.36                        “Reports” means the written interim or final Project report(s) which may be required in a Task Order and/or by the Regulations.

1.37                        “SAFC Technology” means all of SAFC’s pre-existing confidential and proprietary know-how, techniques, processes and other technology utilized in SAFC’s performance of a Project, whether or not patentable or copyrightable, and associated intellectual property rights.

1.38                        “Services” has the meaning attributed to it in Section 2.1.

1.39                        “Specifications” means specifications within a Task Order or to be generated under a Task Order outlining the Manufacture of any Product which includes without limitation manufacturing procedures, batch records, requirements, methods, CLIENT specific methods, and standard testing methods.

1.40                        “Standard Operating Procedures” or “SOPs” means the written procedures of SAFC applicable for the performance of the Services, which procedures are or may be more particularly addressed in Section 2.4.

1.41                        “Task Order” means a mutually executed written description of the Services to be performed by SAFC, pursuant to this Agreement, which describes one or more individual Projects and the scope of work to be undertaken for such Projects.  In addition to the description of the Services, each Task Order will include, without limitation, a description of the Deliverables, Product, CLIENT Materials, Project Initiation and Completion Dates, timelines, Specifications, fees, payment schedules and such other details and special arrangements as are agreed to by the parties with respect to each Project covered by the Task Order.  A sample form of a Task Order is attached hereto as Exhibit A.  It is the intent of the parties that the initial Task Order will include multiple Projects.

1.42                        “Technical Specifications” means Specifications for the Product as measured by SAFC and reported by it in the Certificate of Analysis.

1.43 Except where the context requires otherwise, (a) the use of any gender herein shall be deemed to be or include the other gender; (b) the use of the singular shall be deemed to include the plural (and vice versa); (c) the word “or” is used in the inclusive sense typically associated with the phrase “and/or,” irrespective of the use of the phrase “and/or” in any provision of this Agreement; (d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it, irrespective of the use of the phrase “without limitation” or similar phrases in any provision of this Agreement; (e) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (f) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (h) all references herein to Articles, Sections or Exhibits shall be construed to refer to Articles, Sections and Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto; and (i) references to any specific law or article, section or other division thereof shall be deemed to include the then-current amendments thereto or any replacement or successor law thereof.

ARTICLE 2 — GENERAL PROVISIONS.

2.1                               Engagement and Commitment.       CLIENT hereby engages SAFC on a non-exclusive basis to provide, and SAFC hereby agrees to provide to CLIENT the Services and Deliverables, including but not limited to testing and development, and Manufacturing of Product as more particularly described in this Agreement and individual Task Orders (the “Services”).

(a)                                 The Task Order, its attachments and this Agreement shall constitute the entire agreement between the parties with respect to the Projects described in said Task Order.  To the extent any terms in a Task Order conflict with the terms of this Agreement, the terms hereof shall control unless otherwise specifically set forth in the Task Order and referencing the affected provision of this Agreement.  Any changes to Task Orders shall be made in accordance with Section 2.5 below.

(b)                                 SAFC will perform Services for CLIENT using due care in accordance with this Agreement, the relevant Task Order, applicable Regulations, and, where applicable to the Project, (a) the Specifications; including the Technical Specifications; (b) generally prevailing industry standards;  (c) CLIENT’s instructions; (d) cGMP; and (e) the Quality Agreement.

(c)                                  SAFC agrees to provide to CLIENT (i) all batches of Product Manufactured, (ii) as applicable; batch records, Specifications and detailed descriptions of the process(es)

used to test each batch of Product, and (iii) for each batch of Product Manufactured, when applicable, a Certificate of Compliance and/or a Certificate of Analysis, and (iv) all other Deliverables.

(d)                                 SAFC shall not Manufacture or transfer, or cause to be Manufactured or transferred, the Products or any products containing or derived from the Product for any purpose other than fulfilling its obligations hereunder, and SAFC shall not directly or indirectly use or permit to be used any CLIENT Technology, CLIENT Materials, CLIENT Equipment or CLIENT Confidential Information for the Manufacture of any products or in any other way except for the purposes of providing Services to CLIENT pursuant to this Agreement and the applicable Task Orders.

(e)           SAFC agrees that all Deliverables will be the sole and exclusive property of CLIENT.

2.2                               Project Materials and Equipment.

(a)                                 CLIENT shall provide SAFC with sufficient quantities of CLIENT Materials (and, if applicable, CLIENT Equipment) necessary to perform the Project, including sufficient and comprehensive data as may be required by SAFC concerning handling, stability, storage and safety requirements of CLIENT Materials, as well as any other information which CLIENT reasonably believes would be helpful to SAFC in the performance of the applicable Services.  If CLIENT requires SAFC to acquire special Project Materials or Project Equipment, such materials and equipment shall be considered CLIENT Materials and CLIENT Equipment, and shall be charged to the account of CLIENT on a pass through basis in accordance with the applicable Budget.

(b)                                 Title to CLIENT Materials and CLIENT Equipment shall remain with CLIENT.  SAFC will not use CLIENT Materials and/or CLIENT Equipment for any purpose other than in connection with fulfilling its obligations under this Agreement and the applicable Task Order.  Except as may be specifically set forth in this Agreement, or any Task Order attached hereto, SAFC will not transfer the CLIENT Materials and/or CLIENT Equipment to any third party without the prior written consent of CLIENT. SAFC shall not reverse engineer, disassemble or decompile any CLIENT Materials. SAFC agrees not to obtain or attempt to obtain patent coverage on any CLIENT Materials, or any other materials or methods that could not have been made but for CLIENT Materials, or the use of any of the foregoing.

(c)                                  SAFC shall provide safe and secure storage conditions for CLIENT Materials and CLIENT Equipment in accordance with the Specifications while they are at the Facility and shall use reasonable care and precautions to protect CLIENT Materials and CLIENT Equipment from loss, damage, or contamination during storage at the Facility.

(d)                                 Unless otherwise specified and provided by CLIENT (or obtained at the behest of CLIENT), SAFC will use the standard Project Materials and Project Equipment that it uses in the ordinary course of its business to perform the Project.

(e)                                  Except as specifically agreed by the parties, or unless prohibited by Regulations, any remaining supplies of CLIENT Materials or any CLIENT Equipment shall be returned to CLIENT upon completion of the Project unless CLIENT directs otherwise.

2.3                               Regulatory Matters.

(a)                                 Unless otherwise specified in an individual Task Order, CLIENT will be responsible for all written and oral contact with the Agency with respect to the Project and any Product and the preparation and submission of all other reports or notices required by the Regulations. SAFC shall cooperate in any such efforts, and provide to CLIENT all data and information relating to the Services or the Facility reasonably requested by CLIENT in connection therewith. Subject to Section 3.5, SAFC shall not initiate or participate in any communications with the Agency concerning any of the Services, a Project or a Product without first giving notice to CLIENT unless required by law or requested to do so by CLIENT without cost to SAFC and then only after prior consultation with CLIENT. For clarity, nothing in this section shall limit SAFC’s obligations to obtain and maintain all licenses, permits and other authorizations and approvals required in order for it to conduct Services under this Agreement.

2.4          Standard Operating Procedures.

SAFC hereby represents and warrants to, and covenants with, CLIENT that:

(a)                                 SAFC has its own SOPs, that said SOPs are in accordance with the Regulations;

(b)                                 SAFC shall ensure that said SOPs shall be in place during the term of this Agreement and SAFC shall comply with said SOPs; and,

(c)                                  SAFC shall notify CLIENT in writing of any material change, modification or amendment to the Regulations (“Regulation Modification”) which would affect the applicable SOPs of SAFC that may have the reasonable potential to impact the Services or the safety, identity, strength, quality, purity, efficacy or manufacturing/testing process with respect to any Product.

If a Regulation Modification affects SAFC’s SOPs for a CLIENT Project, then SAFC shall modify its own SOPs to comply with such Regulation Modification and shall promptly notify CLIENT in writing of such Regulation Modification to SAFC’s SOPs to the extent such Regulation Modification may have the reasonable potential to impact the Services or the safety, identity, strength, quality, purity, efficacy or manufacturing/testing process with respect to any Product .  If SAFC makes a material change, modification or amendment to its own SOPs that may have the reasonable potential to impact the Services or the safety, identity, strength, quality, purity, efficacy or manufacturing/testing process with respect to any Product, SAFC shall promptly notify CLIENT prior to implementing such change, modification, and upon CLIENT’s request and upon CLIENT’s reasonable notice to SAFC, SAFC shall permit CLIENT to access SAFC’s SOPs for CLIENT’s review of such SOPs for compliance with the Regulations. In the event of any conflict between the SOPs and the Regulations, the Regulations shall control. In the event of any conflict between CLIENT Specifications or SAFC’s SOPs, CLIENT and SAFC shall mutually agree to which document shall control; provided that unless and until CLIENT and SAFC come to such agreement, SAFC Specifications shall control. Subject to review and agreement by SAFC, which shall not be unreasonably withheld, conditioned or delayed, CLIENT reserves the right to substitute or supplement its own standard operating procedures for any current or future Project.  In such case as SAFC and CLIENT agree to substitute or supplement an SOP, CLIENT shall provide prompt and reasonable training to any SAFC personnel subject to such CLIENT standard operating procedures, all to be at CLIENT’s expense.  In the event SAFC reasonably determines that such substitution shall increase or decrease the cost of performing the Services for such Project(s), SAFC shall follow the Change Order procedure described in Section 2.5 below.  Such substitution shall take effect upon the date the parties sign such Change Order.

The SOPs or CLIENT standard operating procedures provided hereunder shall be deemed to be the confidential information of the respective party and subject to the provisions of Article 8 hereof.

2.5                               Changes to Task Orders.  If any changes, modifications or amendments to a Task Order (“Change”) are requested, the requesting party shall provide written notice to the other party in accordance with the procedures set forth below:

(a)                                 A Change proposed by either party shall be initiated by written notice to the other party in the form attached hereto as Exhibit B (“Change Order”).  Each Change Order shall detail the specific changes to the applicable Task Order, including, but not limited to, the changes to the specific Services to be performed, changes to either party’s responsibilities or obligations, or any changes to the applicable timeline or Project Budget.

(b)                                 Within ten (10) business days of SAFC’s receipt of a Change Order initiated by CLIENT, SAFC shall furnish CLIENT with an estimate of the amount of time necessary to implement such Change and the effect, if any, of the Change(s) requested in the Change Order upon the applicable Budget (whether an increase or decrease).  Upon CLIENT’s written approval of SAFC’s estimate, the Change Order shall be deemed to be approved and SAFC is authorized to proceed with the Change.

(c)                                  In addition to the items noted above, a Change Order initiated by SAFC and provided to CLIENT shall contain, in reasonable detail, the reason for the Change(s) and an estimate of the effect of the Change(s), if any, on the applicable Budget (whether an increase or decrease).  If SAFC indicates that the Changes to be made pursuant to a Change Order will result in an increase to the applicable Budget, SAFC shall provide CLIENT the following: (i) an analysis of the reasons why SAFC believes its costs will be demonstrably increased by the requested Changes and any applicable supporting documentation; (ii) reasonable evidence that SAFC has reviewed any alternatives and information on any adverse impact to the Services (if any) to accommodate the Changes without increasing the Budget; (iii) details of any new or increased fees; and (iv) any other relevant information requested by CLIENT to verify such proposed Changes. Upon CLIENT’s written approval of SAFC’s estimate, the Change Order shall be deemed to be approved and SAFC may proceed with the Change. SAFC may initiate a Change Order only in the event a Change is required in order to comply with an applicable Regulation or as required by a change in an assumption expressly stated in the applicable Task Order not caused, directly or indirectly, by SAFC.

(d)                                 Change Orders for a particular Project performed for a CLIENT Affiliate shall be signed by an authorized representative of the Affiliate for such Project and shall not require the signature of any other CLIENT party.

ARTICLE 3 — SAFC RESPONSIBILITIES

3.1                               Personnel. SAFC shall be responsible for ensuring that a sufficient number of trained and qualified personnel are assigned to the Services, in order to perform the Services required therefore in accordance with this Agreement and otherwise meet the demands of the Services. Upon CLIENT’s prior reasonable request, SAFC shall provide a current curriculum vitae for the laboratory or production supervisor for a Project.

3.2                               Reports. For each Project for which Services are performed, SAFC shall:

(a)                                 provide CLIENT with status reports regarding the Services performed in accordance with the relevant Task Order; and  if CLIENT requests, provide additional written or oral status reports and/or attend meetings in order to keep CLIENT fully informed of SAFC’s activities hereunder and the conduct of each Project.

(b)                                 upon completion or earlier termination of the Services performed by SAFC, prepare and submit to CLIENT a draft final Report.  The form of the draft final Report and the topics addressed therein shall comply with any directives of CLIENT.  Within thirty (30) days of receipt of the draft final Report, CLIENT shall either approve same or provide SAFC with its comments.  SAFC shall submit to CLIENT for its review and comment the revised final Report within fifteen (15) working days of receipt of CLIENT’s approval or comments on the draft.

(c)                                  SAFC shall also provide CLIENT with any other Reports related to the Project which CLIENT may request and which may be set forth in the relevant Task Order.

3.3                               Records.  As part of the Services, SAFC shall maintain complete and accurate Records and shall store such Records in accordance with this Agreement, the applicable Task Order, and applicable Regulations.  Records shall be stored in a secure area, protected from fire, other natural hazards, theft, and destruction for a period of three (3) years at no cost, thereafter, to the extent requested in writing by CLIENT, at a reasonable cost pursuant to the commercially reasonable fees then in effect at either SAFC or BioReliance. SAFC shall make such Records available to CLIENT for CLIENT’s inspection promptly following a prior written request by CLIENT. Prior to disposal of any Records, SAFC will notify CLIENT in writing and CLIENT shall have the right to direct whether such Records will be sent to CLIENT or destroyed at SAFC’ expense, all within thirty (30) days of such notice given to CLIENT.   In no event shall SAFC delete or destroy any Records without the prior written consent of CLIENT, unless CLIENT fails to provide directions after such thirty (30) day notice period. The Records are CLIENT’s Confidential Information and subject to obligations of confidentiality and nonuse as set forth in Article 8.

3.4                               CLIENT’s Right to Audit and Inspect.

(a)                                 Upon reasonable advance notice, during normal business hours, SAFC will permit CLIENT representatives to visit SAFC facilities, discuss the Project with appropriate officials of SAFC, and inspect Records and data relevant to the Project.  Facility visits shall also be permitted during the data retention period described in Section 3.3 above. CLIENT will comply with SAFC’s reasonable safety, security and confidentiality measures.

(b)                                 CLIENT, or an authorized agent of CLIENT, at any time upon reasonable advance notice to SAFC, during normal business hours, shall have the right to conduct an audit of SAFC’s facilities at which any of the Services are performed and of any and all Records relating to any Project, including but not limited to Production Records and Records relating to the SAFC’s charges hereunder for the purposes of:

(i)                                     verifying SAFC’s compliance with this Agreement (including compliance with all Regulations); and

(ii)                                  evaluating the analyses and testing and the resulting information obtained thereby in the performance of the Services.

(c)                                  Where applicable, SAFC shall keep full and accurate Records of the information supporting its professional fees and charges for out-of-pocket expenses provided hereunder.  During the term of this Agreement and for a period of two (2) years following the termination or expiration of this Agreement, CLIENT, or its authorized agent, shall have the right, at its own expense, upon reasonable advance notice to SAFC, to audit such Records during normal business hours for the sole purpose of verifying the accuracy of the invoices submitted by SAFC and the amounts paid or payable by CLIENT hereunder.

(d)                                 SAFC shall fully cooperate with CLIENT in any audit conducted hereunder and to resolve any unsatisfactory audit findings, but such findings shall not prevent CLIENT from exercising its rights hereunder if an audit determines SAFC is in breach of its obligations hereunder.  In the event any such audit results in SAFC’s failure to meet CLIENT’s quality standards then CLIENT shall have the right, in addition to any other remedies available at law or in equity, to terminate (i) any Task Order on fifteen (15) days written notice to SAFC, and/or (ii) this Agreement pursuant to Article 10.

3.5          Agency Audits and Inspections.

(a)                                 SAFC shall permit the Agency to have access to and inspect the facilities at which any of the Services are performed and to any and all data and Records maintained by SAFC for the Services.  SAFC will notify CLIENT immediately upon its knowledge of an Agency audit or inspection.  SAFC shall cooperate with the Agency and allow them access to the relevant information.  SAFC shall provide CLIENT with any and all copies of information provided or received by SAFC prior to, in the course of, or as a result of such Agency audit or inspection.

(b)                                 SAFC shall promptly inform CLIENT of any request or effort by any Agency to contact, visit, or inspect SAFC, any Records or other relevant information relating to any of the Projects, SAFC’s performance of Services or the safety, identity, strength, quality, purity, efficacy or manufacturing/testing process with respect to any Product or to take any other regulatory action.  SAFC shall notify CLIENT within two (2) business days if any regulatory authority issues or gives to SAFC any notice of intent to inspect, notice of inspection, notice of inspectional observations, warning letter, or other written communication concerning any of the Projects or the Services.

(c)                                  SAFC shall, within three (3) business days, promptly provide to CLIENT copies of correspondence received from any Agencies in connection with any visit or inspections or relating to the Product or its Manufacture, the Services or the Facility (if it relates to or has the reasonable potential to affect the Services or the Product), including, but not limited to, FDA Form 483 notices or warning letters.  SAFC will consult with, and obtain approval from CLIENT (which approval will not be unreasonably withheld, conditioned or delayed) before responding to each such communication from an Agency that relates to the Product or its Manufacture.  CLIENT will be given the opportunity to have a representative, at CLIENT’s expense, present during an FDA or other Agency visit or inspection relating to or that has the reasonable potential to affect the Services or the Product.  This provision will be superseded by an executed Quality Agreement, currently under review by CLIENT.

ARTICLE 4 — GENERAL LABORATORY SERVICE REQUIREMENTS

SAFC, if requested by CLIENT in connection with an individual Task Order, shall perform some or all of the laboratory and related services described in this Article 4, as required in the applicable Task Order.

4.1          Storage and Shipping of CLIENT Materials; Data Exchange.  SAFC shall:

(a)                                 maintain a storage system by which CLIENT Materials are stored and analyzed at specified temperatures within the stability period.  Following completion and delivery to CLIENT of a final Report, and CLIENT’s written approval of such Report, SAFC, as applicable, shall store CLIENT Materials for laboratory analysis and/or archival reference in secured freezers with appropriate temperature monitoring and recording for a period of three (3) months.  Thirty days prior to the end of this period, SAFC will notify CLIENT and at CLIENT’s direction , SAFC will enter CLIENT Materials into a long-term storage agreement, ship CLIENT Materials to CLIENT or a third-party (at CLIENT’s expense) or dispose of CLIENT Materials.  SAFC shall document in writing the monitoring of storage of any CLIENT Materials, and at CLIENT’s request, SAFC shall provide CLIENT with a copy of such written monitoring documentation;

(b)                                 be responsible for arranging for express shipping services by a third party who provides a system by which CLIENT Materials can be tracked during shipment for all CLIENT Materials shipped between SAFC and CLIENT and/or any third party laboratory designated by CLIENT.  It is understood that CLIENT shall bear the risk of loss of, or damage to, any CLIENT Materials during shipment unless such loss or damage is caused by the negligence or willful misconduct of SAFC or any of its personnel;

(c)                                  obtain CLIENT’s written consent for any special shipping procedures required on Sundays and holidays which entail additional expense;

(d)                                 make any arrangements requested by CLIENT in order to accommodate and coordinate data exchange (including electronic data transfer) between SAFC and CLIENT and any other third party designated by CLIENT; and

(e)                                  obtain data clarification for all Services and testing procedures described in the relevant Task Order and/or other analytical methodology approved or provided by CLIENT.

4.2                               Testing of CLIENT Materials; Validation.  SAFC shall:

(a)                                 obtain CLIENT’s prior written consent before performing any testing procedure which is not specified in the relevant Task Order and related documents;

(b)                                 test “quantity not sufficient” CLIENT Materials in accordance with a pre-determined and prioritized order specified by CLIENT.  All testing of such CLIENT Materials shall be conducted within the limits of SAFC’s analytical capabilities;

(c)                                  prepare and submit to CLIENT for CLIENT’s prior approval, the relevant method transfer protocol for the performance of the tests required under this Article 4.;

(d)                                 validate the technology of the test(s) in accordance with SAFC’s SOPs, and provide CLIENT with a written report certifying such validation prior to SAFC’s commencement of performing the required tests.  At CLIENT’s reasonable request, SAFC shall perform additional testing of the relevant test technology, the results of which shall be reported to CLIENT in a format specified by CLIENT.

4.3                               New Technology.  CLIENT may elect to adopt new and improved technology or revised procedures whenever SAFC makes them available.

ARTICLE 5 — GENERAL MANUFACTURING REQUIREMENTS.

5.1                               Specifications.     In the event of a conflict between the provisions of this Agreement and the provisions of the Quality Agreement, the provisions of this Agreement shall prevail. In the event of a conflict between the provisions of a Task Order and the Quality Agreement, the Task Order shall prevail. Neither party shall make changes to the Production Records or the Specifications without the prior written approval of the other party which approval will not be unreasonably withheld. SAFC shall make no changes in the SOPs, production equipment, production procedures, or testing methods existing as of the date of this Agreement without providing reasonable notice to CLIENT in advance of the change and obtaining CLIENT’s prior written consent. CLIENT shall use commercially reasonable efforts to provide such consent as soon as reasonably practicable with the understanding that CLIENT is under no obligation to provide any such consent.  SAFC shall maintain all Records as are necessary and appropriate to demonstrate compliance with the Regulations. CLIENT shall be entitled to request SAFC to change the Specifications and the SOPs. SAFC shall use commercially reasonable efforts to accommodate such change; provided that CLIENT will reimburse SAFC the reasonable and necessary direct costs SAFC incurs in making any such change; provided further that the parties shall engage in good faith negotiations to adjust the Budget to reflect the increase or decrease of ongoing costs hereunder resulting from any such change; provided further that if the parties cannot reach agreement to adjust the Budget pursuant to this Section 5.1 despite such good faith negotiations, then SAFC shall not be required to change the Specifications or SOPs as requested by CLIENT until the parties reach such agreement.

5.2                               Testing.  Unless otherwise specified in the Task Order, with respect to each shipment of Product to be shipped to CLIENT, SAFC shall test such Product to ensure compliance with the Specifications.

5.3                               Acceptance.  Subject to Section 5.4 below, CLIENT shall have a period of thirty (30) days from the date of its receipt of a shipment of Product to inspect such delivered Product and the accompanying COA and COC and reject the corresponding shipment of Product for nonconformity with the Technical Specifications and/or Specifications. If CLIENT rejects such shipment, it shall promptly so notify SAFC and the provisions of Section 8.3 below shall apply.

5.4                               Latent Defects.  If after accepting a shipment of Product, CLIENT subsequently discovers latent material defects (including without limitation, nonconformance to the Specifications) not reasonably discoverable during the acceptance period set forth in Section 5.3 above, CLIENT may revoke its acceptance of such shipment of Product by giving written notice and disclosing the nature of any defects to SAFC as soon as practicable after discovering such defects. In such event, such Product shall be considered a nonconforming Product to the extent latent material defects in fact are present, and the provisions of Section 8.3 below shall apply.

5.5                               Deviation Report.  If during the manufacture, processing, storage, distribution, testing, transport, disposal or other handling of Product by SAFC there arises an unexpected result that has an unknown or potential impact on product safety, identity, strength, quality, purity, efficacy or manufacturing/testing process then SAFC shall prepare within ten (10)business days following the discovery of such deviation a written report detailing such deviation (a “Deviation Report”) and promptly send to CLIENT such Deviation Report prior to SAFC’s delivery of the Product which is the subject of such report. If CLIENT rejects a shipment of Product based on a Deviation Report, it shall promptly notify SAFC, such Product shall be considered a Nonconforming Product and the provisions of Section 8.3 shall apply.

5.6                               Delivery.   All Product and other materials to be provided by SAFC under this Agreement shall be shipped FCA the Facility (Incoterms 2010).  For clarity, SAFC will contract for carriage on behalf of CLIENT with carrier selected by CLIENT and to the extent possible, will bill directly to CLIENT’s account with the carrier; otherwise, SAFC will add actual out-of-pocket freight charges to the applicable invoice, with supporting documentation of such charges provided to CLIENT.  Risk of loss shall pass to CLIENT when the Product or other materials are loaded onto the carrier.

ARTICLE 6 — COMPENSATION AND PAYMENT

6.1                               Budget.  SAFC shall prepare and submit to CLIENT for its approval a detailed budget for all expenses anticipated for each Project including SAFC’s fees and any pass-through expenses which shall be agreed upon by the parties and form part of the relevant Task Order (“Budget”).  A Budget may be amended from time to time in accordance with the Change Order process described in Section 2.5.  Any additional administrative or shipping/handling fees will be provided for within the Task Order.

6.2                               Compensation.  As full and complete payment to SAFC for all Services provided by SAFC under this Agreement for a particular Project and for the assignment of any intellectual property rights as contemplated in Section 7.5, and subject to the provisions of Section 6.3 below, CLIENT shall compensate SAFC in accordance with the Budget for such Project as set forth in the relevant Task Order.  CLIENT’s payments to SAFC under this Agreement are compensation for SAFC’s Services. CLIENT and SAFC hereby acknowledge and agree that any compensation payable to SAFC:  (i) constitutes fair market value for the Services; (ii) is not being given in exchange for an explicit or implicit agreement by SAFC to provide favorable status to CLIENT or any of its products or to influence results; and (iii) has not been determined in a manner that takes into account the volume or value of any referrals generated by SAFC.

6.3               Invoicing and Payments.  SAFC shall invoice CLIENT for expenses incurred and Services performed for each Project in accordance with a payment schedule to be agreed by the parties and made a part of the relevant Task Order.  All outstanding invoices under a given Task Order must be paid by CLIENT within thirty (30) calendar days of completion of the Services which are subject to the Task Order.  If SAFC or BioReliance does not receive payment by the due date, an interest charge may be added at the rate of ***% per month (***% per year) or the maximum legal rate, whichever is less, to unpaid invoices from the due date thereof.

All payments provided for under the terms of this Agreement shall be made within thirty (30) calendar days of CLIENT’s receipt and review of invoice and supporting documentation, if any, and by check  or wire transfer payable to SAFC or BioReliance, whichever is applicable to a Project or Task Order.  Details for wire transfer will be made available upon request.

6.4                               Disputed Invoices.  If any portion of an invoice is disputed, then CLIENT shall dispute such invoice in writing within twenty (20) days of receipt of such invoice and pay the undisputed amounts, and the parties shall use good faith efforts to reconcile the disputed amounts as soon as practicable.

6.5                               Taxes.    CLIENT shall only be responsible for paying for value-added taxes, sales taxes and/or customs/duties imposed by the relevant taxing authority on payments made to the SAFC pursuant to this Agreement.  All other taxes, such as income taxes, foreign withholding taxes, etc., imposed on payments made to SAFC pursuant to this Agreement shall be the sole responsibility of SAFC and may be withheld by CLIENT as appropriate.

ARTICLE 7 — CONFIDENTIALITY, PROPRIETARY RIGHTS, AND APPLICATION OF TECHNOLOGY.

7.1                               Confidentiality.

(a)                                 As used in this Agreement, “CLIENT Confidential Information” means all information of CLIENT, its Affiliates and/or Business Partners which SAFC has received or will receive from CLIENT, its Affiliates and/or Business Partners or to which SAFC has access, during the term hereof, including without limitation, all information received by SAFC, or to which SAFC had access (including pursuant to any confidentiality agreement entered into between CLIENT and SAFC prior to the date hereof), Records, and Reports.  “SAFC Confidential Information” means SAFC Standard Operating Procedures and any other pre-existing proprietary information provided by SAFC and identified in writing as confidential at the time of disclosure to CLIENT.

(b)                                 Each of SAFC and CLIENT agree that it shall keep confidential the Confidential Information of the other party and shall not disclose the Confidential Information of the other party to any third party and shall not use the Confidential Information of the other party for any purpose other than to perform its obligations under this Agreement.  Further, each of SAFC and CLIENT shall limit disclosure of the Confidential Information of the other party to those of its employees who have a “need to know” said Confidential Information in order to perform its obligations hereunder and who are subject to written confidentiality agreements restricting their use and disclosure of such Information consistent with the provisions of this Agreement.

7.2                               Exceptions.  The foregoing confidentiality obligations shall not apply to Confidential Information to the extent the recipient can establish by competent documentary proof that such Confidential Information:

***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(a)                                 Was already properly known to the recipient at the time of disclosure, except with respect to information generated by SAFC under this Agreement and deemed to be Confidential Information of CLIENT pursuant to the terms of this Agreement;

(b)                                 Was generally available to the public or otherwise part of the public domain at the time of disclosure to the recipient, or generation by SAFC, as the case may be;

(c)                                  Became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through an act or omission of the recipient or any of its employees, agents, advisors or other personnel;

(d)                                 Was properly disclosed to the recipient, other than under an obligation of confidentiality, by a third party who had no obligation to keep such information confidential to others; or

(e)                                  Was developed independently by employees of recipient who had no access to or knowledge of the disclosing party’s confidential and/or proprietary information; provided that this exclusion shall not be applicable with respect to CLIENT Confidential Information generated by SAFC under this Agreement.

With respect to materials and information deemed to be CLIENT’s Confidential Information, SAFC shall be deemed to be the “recipient” with respect to such Confidential Information, even where SAFC first discloses such Confidential Information to CLIENT.

Recipient may disclose Confidential Information to the extent required to be disclosed pursuant to applicable Regulations, court or administrative proceedings or the like, provided that the recipient notified the disclosing party in writing at least ten (10) days in advance (or, if ten (10) days advance notice is not practicable, as soon as possible), and provided the disclosing party with the opportunity to seek an appropriate protective order to prevent to such disclosure or confidentiality treatment, and cooperates with the disclosing party in any such efforts at the disclosing party’s request and expense.

CLIENT shall have the right to disclose SAFC Confidential Information in Agency filings and correspondence in connection with development or seeking or maintaining regulatory approvals with respect to any Product or Client Material.

7.3                               Publications.  SAFC shall not publish any articles or papers nor make any presentations, nor assist any other person in publishing any articles or papers or in making any presentations, relating or referring to:

(a)           Any of the Projects or any results, data or insights therefrom;

(b)           Any of the Services performed by SAFC hereunder; or

(c)                                  Any data, information or materials obtained or generated in the performance of SAFC’s obligations hereunder,

in whole or in part, without the prior written consent of CLIENT, which consent may be granted or withheld in CLIENT’s sole discretion.

7.4                               Proprietary Rights.

(a)                                 Except as expressly set forth in this Agreement each Party owns, and shall continue to own its existing intellectual property, without conferring any interests therein on the other Party. Nothing contained in this Agreement nor any disclosure or provision to SAFC of any CLIENT Confidential Information or other CLIENT information or items shall be deemed to transfer or grant to SAFC or any other person or entity any right of use or exploitation thereof nor to any right, title, interest, or license in, to or under any patent, patent application or other intellectual property, right or asset of CLIENT (including without limitation, any CLIENT Materials, cell banks, specimens, documentation, Records, Specifications, raw data, work product, improvements, discoveries, know-how, inventions and other insights), whether patentable or not.

(b)                                 SAFC agrees that all data, information, documents, concepts, ideas, know-how, inventions, improvements and other insights, whether or not patentable, exclusive of SAFC Inventions (defined below) arising from SAFC’s performance of its obligations under this Agreement (collectively “Inventions”), shall promptly be disclosed to CLIENT in writing.  CLIENT shall have sole and exclusive rights to all such Inventions.  SAFC will, at no cost to CLIENT, execute any and all documents and do any and all things reasonably requested by CLIENT to vest and perfect CLIENT’s interest in the Inventions.

(c)                                  SAFC hereby assigns to CLIENT all right, title and interest, including copyrights and other intellectual property rights, in and to all Inventions which may be developed as a result of SAFC’s performance of the Services, or by SAFC in the course of performing its obligations under this Agreement.  SAFC will, at no cost to CLIENT, execute (and will ensure that its employees will execute) any and all documents and, at CLIENT’s cost, do any and all things reasonably requested by CLIENT to vest and perfect CLIENT’s interest in the Inventions.

(d)                                 In performing the Project and in applying SAFC Technology to the manufacture of the Product, SAFC may develop ideas, know-how, inventions, techniques, improvements and other technology, whether or not patentable or copyrightable, and associated intellectual property (collectively “Other Inventions”) that are not related to the Project, the Product, CLIENT Confidential Information, CLIENT Technology, CLIENT Materials, CLIENT Equipment or the performance of the Services, were not made using any CLIENT Technology or Confidential Information, and exclusively relate to the processes used by SAFC in the general conduct of its business (“Process Inventions”).  CLIENT agrees that all Process Inventions are the exclusive property of SAFC and constitute Propriety Information of SAFC.  SAFC agrees that all Other Inventions that are not Process Inventions shall be deemed to be Inventions and consequently the exclusive property of CLIENT and Confidential Information of CLIENT.

(e)                                  SAFC shall ensure that all of SAFC’s employees, agents and authorized contractors are employed or engaged on terms consistent with this Section 7.4, including without limitation bound by written obligations containing a present assignment of their interest in any Deliverables and Inventions to SAFC, so they will thereupon be deemed to be assigned to CLIENT as provided in this Agreement.

7.5                               Application of Technology.

(a)                                 In the process of performing a Project, SAFC may apply SAFC Technology to the Manufacture of the Product. To the extent that any CLIENT Technology is necessary in order to enable SAFC to perform the Project, CLIENT will disclose to SAFC the applicable CLIENT Technology and hereby grants to SAFC a limited, non-exclusive license in and to any CLIENT Technology that is disclosed to SAFC, for the sole purpose of performing the Project.  Except to the extent set forth herein, this Agreement confers no license or intellectual property rights to SAFC by CLIENT for any CLIENT Technology.

(b)                                 SAFC hereby grants to CLIENT non-exclusive license, with the limited right to sub-license as described below, to any and all SAFC Technology and Process Inventions, provided that CLIENT’s use of such SAFC Technology and Process Inventions relates directly and exclusively to the manufacture, cell banking, production, packaging, labeling, testing, inspecting, quality control, storage, preparing for shipment, shipment and transportation of the Product.  CLIENT’s license right under this clause shall not extend to inventions, processes or technology that are developed by SAFC prior to its undertaking the Project (except to the extent SAFC Technology is integrated in the process for any Manufacturing of the Product) or that are not related directly to the Manufacture of the Product. Upon providing SAFC with prior written notice of the name and address of the sublicensee and subject to a sublicensee’s written agreement to be bound by the confidentiality provisions of Section 7.1 above, CLIENT may sublicense its rights under this clause; provided that CLIENT shall promptly provide SAFC with written notice of the name and address of the sublicensee.

7.6                               Equitable Relief.  Each party hereby acknowledges and agrees that any actual or threatened breach of the confidentiality obligations hereof relating to the Confidential Information of the other party would cause irreparable harm to such other party for which remedies at law would not be adequate.  Therefore, in the event of any such breach such other party shall be entitled to injunctive relief, including injunction in addition to any and all other remedies available at law or in equity.

ARTICLE 8 — REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1                               Standard of Performance.  SAFC hereby represents, warrants, and covenants to CLIENT that:

(a)                                 SAFC will perform the Services required hereunder:

(i)                                     in full compliance with the terms of this Agreement (including the relevant Task Order, Specifications, and Quality Agreement), the SOPs, the Regulations, and as applicable to the Project being performed cGLP and cGMP, and

(ii)                                  in a competent manner in conformance with the standard of care usually and reasonably expected for the performance of such activities by experienced personnel; and

(b)                                 SAFC shall take all professional and due care to secure safety in the course of performing the Services.

(c)                                  CLIENT represents and warrants that to its actual knowledge, there are no third party intellectual property rights which would be infringed by SAFC’s manufacturing process for Product as provided by the CLIENT.

8.2                               Laboratory Non-Compliance — Limited Service Warranty.  In the event that SAFC failed to perform any work related to a Project in compliance with the Specifications and/or the terms contained in the Task Order for such Project, then, SAFC shall re-perform such non-complying work at its own costs

8.3                               Nonconforming Product — Limited Service Warranty.   In the event that SAFC provides Product that does not meet the Regulations or does not conform to the Specifications, or contains latent defects, or that has not been manufactured, processed, stored, distributed, tested, transported, disposed of or otherwise handled in accordance with applicable SOPs, the Specifications, cGMPs, and the Regulations (“Nonconforming Product”), SAFC will at no cost to CLIENT, and as soon as commercially reasonable, replace such Nonconforming Product with an equivalent amount of conforming Product SAFC will destroy all Nonconforming Product and promptly provide a certificate of destruction to CLIENT.

8.4                               Debarment and Exclusion Certification.  SAFC hereby represents and warrants that neither it, nor any of its employees, agents or contractors who will participate in the performance of the Services or in any other work to be performed for or on behalf of CLIENT, have been, are currently, or are the subject of a proceeding that could lead to their or such employees or agents becoming, as applicable, a Debarred Entity, Debarred Individual, Excluded Entity, Excluded Individual, Convicted Entity, or Convicted Individual. SAFC further covenants, represents and warrants that if, during the term of this Agreement, it, or any of its employees, agents or contractors participating in the performance of a Project, become or are the subject of a proceeding that could lead that party, employee or agent becoming, as applicable, a Debarred Entity, Debarred Individual, Excluded Entity, Excluded Individual, Convicted Entity or Convicted Individual, then it shall immediately notify CLIENT, and CLIENT shall have the right to immediately terminate this Agreement.

8.5                               Training, Licenses and Appraisals.  SAFC hereby represents, warrants, and covenants with CLIENT that SAFC’s personnel have all training, licenses, approvals, certifications, immunizations, equipment and information necessary for safely and properly performing the Services.  SAFC will ensure that all such training, licenses, approvals, certifications, immunizations, equipment and information are properly maintained throughout the term hereof.

8.6                               No Conflicting Obligations.  SAFC hereby represents, warrants and covenants with CLIENT that SAFC is not nor shall be subject to any conflicting obligation or legal impediment that might preclude or interfere with its performance of its obligations under this Agreement, or that might impair the acceptance of the resulting Product and/or data by the Agency or other regulatory authorities, and that no such obligations will be incurred or permitted in the future without the prior written approval of CLIENT.

8.7                               Accurate Information.  SAFC hereby represents, warrants, and covenants with CLIENT that SAFC shall take all necessary steps consistent with the current state of laboratory and/or manufacturing practices to assure that all data, reports, forms or any other Records generated pursuant to a Project by SAFC, its agents, employees, subcontractors shall be true and accurate and shall contain no false or misleading information.

ARTICLE 9 — INDEMNIFICATION AND INSURANCE

9.1                               Indemnification by SAFC.  SAFC shall defend, indemnify, and hold harmless CLIENT, Business Partners, and their respective Affiliates, and their respective officers, employees, directors, agents, subcontractors and consultants, from and against any and all expenses (including, but not limited to, reasonable attorney’s fees), damages, judgments, and losses incurred or suffered by any such indemnified party as a result of or in connection with any claims, proceedings, demands, causes of action or investigations  asserted or brought by a third party (including, but not limited to, officers, employees, and agents of SAFC and its Affiliates) arising out of or in connection with SAFC’s negligence or willful misconduct, or any breach of any representation, covenant, warranty or other provision, of this Agreement.

9.2                               Indemnification by CLIENT.  Except where proximately caused by the negligence or willful misconduct of SAFC in performing a Project or Task Order or breach of this Agreement, CLIENT shall indemnify, defend, and hold harmless SAFC, its Affiliates and their respective officers, directors, employees, and agents from and against any and all expenses (including, but not limited to, reasonable attorney’s fees), damages, judgments, and losses incurred or suffered by any such indemnified party as a result of or in connection with any claim, demand, or cause of action asserted or brought by a third party (including, but not limited to, officers, employees, and agents of CLIENT) for (i) physical injury to or death of persons or physical damage to property arising out of or based upon CLIENT’s design, manufacture, sale, or use of any quantity of the CLIENT Materials, or any derivative thereof, whether such design, manufacture, sale, or use took place prior to conclusion of the Project or Task Order or thereafter and whether or not such design, manufacture, sale, or use took place in reliance, in whole or in part, on the Project or Task Order or any portion thereof, or (ii) infringement, unlawful disclosure or misappropriation of copyright, patent, trade secret or other intellectual property by reason of SAFC’s use of the CLIENT Materials as instructed by CLIENT.

9.3                               Indemnification Procedure.

(a)                                 If any action is brought against a party entitled to indemnification under this Article (each, an “Indemnified Party”), such Indemnified Party or Parties shall promptly notify the party obligated to provide indemnification (an “Indemnifying Party”) in writing of the institution of such action.

(b)                                 Promptly upon receipt of notice, the Indemnifying Party shall promptly assume the defense of such action, including, without limitation, the employment of counsel reasonably satisfactory to such Indemnified Party or Parties, and payment of expenses. An Indemnified Party or Parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties, unless:

(i)                                     the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action; or

(ii)                                  the named parties to such action include both the Indemnified Party or Parties and the Indemnifying Party and such Indemnified Party or Parties shall have reasonably concluded that there may be one or more legal defenses available to it or them or to other Indemnified Parties which are different from, or in addition to, those available to the Indemnifying Party.

In either of the foregoing events, such fees and expenses shall be borne by the Indemnifying Party and the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party or Parties.   Notwithstanding anything to the contrary set forth herein, under no circumstances shall the Indemnifying Party be obligated to assume responsibility for the expenses for more than one counsel for all the Indemnified Parties.

(c)                                  Notwithstanding anything contained in this Article to the contrary, the Indemnifying Party shall not be liable for any settlement of any such claim or action effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  The Indemnifying Party shall have the right to settle or compromise any action, or permit a default or consent to the entry of judgment in, or otherwise seek to terminate, any pending or threatened action, in respect of which indemnity may be sought hereunder (whether or not any Indemnified Party is a party thereto), provided such settlement, compromise, consent, or termination includes an unconditional release of each Indemnified Party from all liability in respect of such action.  In the event such an unconditional release is not obtainable for each Indemnified Party, then the Indemnifying Party must obtain the prior written consent of any Indemnified Party not so released before the Indemnifying Party may enter into such settlement, compromise, consent or termination.

9.4                               No Consequential Damages — Limited Liability, Limited Warranty, Limitation on Damages.  Under no circumstance shall either party be liable for any incidental, indirect, consequential, special, or punitive damages or expenses (including without limitation lost profits, savings, competitive advantage, goodwill or business interruption) whether or not such party had been advised of the possibility of same.  Each party remains responsible for managing its business including the effects upon its business of the other Party’s performance or non—performance under this Agreement.  Each Party is obligated to take commercially reasonable steps to mitigate the other Party’s liability.

THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES RELATING TO THE SERVICES TO BE PERFORMED, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

EXCEPT WITH RESPECT TO BREACH OF THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT AND THE PARTIES’ INDEMNIFICATION OBLIGATIONS HEREUNDER, EACH PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY FOR THE BREACH OF ANY TERMS AND CONDITIONS OF THE SPECIFICATION, PROTOCOL, PROJECT, TASK ORDER OR THIS AGREEMENT SHALL BE LIMITED TO DIRECT DAMAGES IN AN AMOUNT NOT TO EXCEED *** TIMES THE FEE PAID BY CLIENT PURSUANT TO THE TASK ORDER GIVING RISE TO SUCH DAMAGES.

***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

9.5                               Insurance.  During the term of this Agreement and for three (3) years thereafter, SAFC will carry insurance policies in such amounts and provide such coverages as is reasonable and customary for commercial entities providing services like those being rendered by SAFC under this Agreement.  In no event, however, shall SAFC carry insurance in amounts less than the following for each type specified or as otherwise might be required by applicable regulation:

(a)                                 commercial general liability insurance, including coverage for bodily injury and property damage, with limits of not less than $*** per occurrence and $*** in the aggregate per Task Order;

(b)                                 professional liability insurance with coverage of not less than $*** per occurrence and total Project coverage of $***;

(c)                                  automobile liability insurance with coverage of not less than $*** per occurrence; and

(d)                                 worker’s compensation with limits in accordance with statutory requirements, including employer’s liability coverage of not less than $***.

SAFC’s provision of insurance is not intended to be a limitation of SAFC’s liability under this Agreement or any specific provision within the agreement of indemnity to CLIENT.  Upon prior reasonable request, SAFC will provide written evidence of such insurance to CLIENT in the form of a certificate of insurance showing the coverages listed above, and will provide CLIENT thirty (30) days prior written notice of any cancellation in any of the above coverages.  SAFC will also have CLIENT listed as an additional insured on the above-referenced policies.

ARTICLE 10 — TERM, TERMINATION AND POSTPONEMENT

10.1                        Term. This Agreement shall begin on the Effective Date and shall remain in full force and effect, until terminated as provided herein.

10.2                        Termination of Agreement.  This Agreement may be terminated:

(a)                                 by CLIENT for convenience and without cause upon thirty (30) days prior written notice to SAFC, or

(b)                                 immediately by CLIENT or SAFC upon written notice in the event of the material breach of this Agreement by the other party and the failure of such other party to cure such breach within thirty (30) days of receipt of the non-breaching party’s written notice of such breach;

provided that, unless otherwise provided in such notice, termination of the Agreement shall not result in termination of any uncompleted Task Orders, which shall continue under all terms of this Agreement until completion or termination under Section 10.3.

10.3                        Termination of Task Orders by CLIENT.  CLIENT may terminate without cause any one or more of the Task Orders at any time by giving thirty (30) days’ written notice to SAFC.  CLIENT’s termination of any Task Order will not result in the termination of this Agreement unless so stated in CLIENT’s written notice of termination to SAFC of its decision to terminate or suspend such Task Order.  If CLIENT terminates a Task Order without terminating this Agreement:

(a)                                 subject to Sections 10.4 and 10.5 below, the parties shall have no further obligations to one another hereunder with respect to such Task Order except for obligations under provisions that would survive termination of this Agreement in its entirety; and

(b)                                 this Agreement shall remain in full force and effect with respect to all other Task Orders.

***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

10.4                        Procedures on Termination.  Upon termination of this Agreement or a Task Order:

(a)                                 SAFC shall fully cooperate with CLIENT requests to provide for an orderly wind down of the Services provided therefor, and, if CLIENT elects to continue any of the Projects in the event of a termination of this Agreement, an orderly transfer of SAFC’s responsibilities with respect to such Projects to CLIENT or its designee;

(b)                                 SAFC shall, as directed by CLIENT:

(i)                                     deliver all Records to the location designated by CLIENT;

(ii)                                  retain all Records in accordance with Section 3.3 herein;

(iii)                               dispose of all Records in accordance with all applicable laws and Regulations unless SAFC is otherwise required to retain copies of such materials, information, databases and records, accounts, notes, reports or data under applicable law or Regulations (in which case, SAFC shall retain one copy of all such materials, information, databases and records, accounts, notes, reports and data for the time required by applicable regulations and such items shall continue to be subject to the provisions of Article 7);

(iv)                              Assign to CLIENT or its designee any and all contracts related to the Services as directed by CLIENT; and/or

(v)                                 At Client’s sole cost and expense, SAFC will cooperate as is commercially reasonable with and assist CLIENT to transfer all applicable information, documentation, records, processes, assays, and materials reasonably necessary or useful for CLIENT or its designee to Manufacture Product, including being reasonably available for consultation and training in connection with such transfer.

For avoidance of doubt, SAFC agrees to conduct the activities required hereunder at the time and in the manner requested by CLIENT.  All reasonable costs of delivering items to CLIENT pursuant to this Article, including without limitation, shipping costs, or of disposing or retaining the same shall be borne by CLIENT.  In no event will SAFC dispose of any Records without first giving CLIENT thirty (30) days’ prior written notice of its intent to do so and complying with any directions or written requests provided by CLIENT during such notice period.

10.5                        Effect of Termination of Task Orders or Agreement.

The termination of any Task Order shall have no effect on the continued existence and enforceability of this Agreement.

Termination of this Agreement or a Task Order shall not relieve CLIENT from any accrued but unpaid obligations for Services properly performed and expenses incurred by SAFC prior to such termination date or for reasonable non-cancelable expenses properly incurred by SAFC under this Agreement prior to the date of notice of termination (including any non-cancelable expenses so incurred but payable after the effective date of termination) which would otherwise have been payable by CLIENT under the terms of this Agreement.  SAFC shall use its best efforts to mitigate the amount of non-cancelable obligations which could be payable by CLIENT following termination.

10.6                        Postponement of Projects.  Subject to SAFC’s Delay and Cancellation Policy in Section 10.7 below, CLIENT may, in its sole discretion, postpone or delay any Projects covered under this Agreement.  In the event of postponement or delay of any one or more of the Projects under a Task Order, CLIENT may, by giving written notice to SAFC, postpone or delay SAFC’s performance of Services with respect to such Projects.  In the event of postponement or delay of the Services, CLIENT shall remain obligated to pay to SAFC all accrued but unpaid amounts (and any applicable delay or cancellation fees as described in Section 10.7) for Services satisfactorily rendered by SAFC through the date of such postponement or delay.  Upon receipt of written notice of postponement or delay of Services under this Agreement, SAFC shall use its best efforts to immediately suspend its performance, and shall make no further expenditures nor incur further expenses, under this Agreement with respect to such Services until such time as CLIENT notifies SAFC of the resumption of such Services.  In the event of resumption of the Services, CLIENT shall notify SAFC in writing, at which time SAFC will determine if it wishes to resume such Services and the time frame to resume such Services activities with respect to such Project in accordance with the terms of this Agreement.  Except as stated in Section 10.7, SAFC shall not have any claim against CLIENT for lost profits or consequential or any other damages which may arise as a result of any such postponement or delay of one or more of the Services under a Task Order.

10.7                        SAFC Delay and Cancellation Policy.

The following Delay/Cancellation Fee Schedule applies to any CLIENT caused delays or cancellations pursuant to Section 10.6 above to the mutually agreed upon schedule for an individual Project to the extent such Project involves Manufacture of Product in SAFC’s cGMP suite; provided that such delay or cancellation was not mutually agreed to by the parties and was not the direct or indirect result of a force majeure event under Section 11.13 or act or omission of SAFC or any Affiliate.  Percentages are applied to the total remaining fees for cGMP suite Services for the portion of the individual Project that is delayed or cancelled.  Delay and cancellation fees are only applicable after signature of the Project Start Order (PSO) for each Project by CLIENT.  In the event of a delay, both parties shall use reasonable and good faith efforts to reschedule and avoid the application of the delay fees.  SAFC shall use reasonable and good faith efforts to mitigate any losses from delays and cancellations, and delay and cancellation fees shall be applied only to the extent SAFC is unable to mitigate such losses, including substituting other Projects for CLIENT or projects for SAFC, its Affiliates or other customers.  Imposition of any delay and cancellation fees will be at the reasonable discretion of SAFC, and imposition of delay and cancellation fees shall constitute SAFC’s sole remedy for any such delay or cancellation.

Notification in Days (1)	Delay of > 7 Days	Cancellation
15-30 Days	***	***

***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

8-14 Days	***	***
<7 Days	***	***
Run in Process	*See Comment Below	***

(1)         Prior to Laboratory Start and after signature of Project Start Order (PSO)

*                 Any request to hold materials in-process at a specific stage within the manufacturing process will result in an invoice for the pro-rated value consistent with the in-process material on hold

ARTICLE 11 -MISCELLANEOUS

11.1                        Subcontracting.

(a)                                 SAFC may not subcontract the performance of any of the Services to third parties without CLIENT’s prior written consent. SAFC shall at all times remain jointly and severally liable with any subcontractors for the full and proper performance of all of its obligations under this Agreement and shall be solely responsible for the oversight of all permitted subcontractors.  If the Services require SAFC to pay any permitted third parties, SAFC agrees that it shall disburse promptly funds to the appropriate third parties.

(b)                                 Notwithstanding Section 11.1(a) above, SAFC shall be responsible for ensuring that its contracts with approved subcontractors are consistent with the terms of this Agreement and the respective Task Order and shall permit CLIENT to audit such subcontractor as provided herein.  CLIENT’s consent to the use of any subcontractor shall not be deemed to relieve SAFC of any of its obligations hereunder, and SAFC shall at all times remain liable for performance of all such obligations.

11.2                        Non-Solicitation.  During the period during which any Task Order is in effect, and for one (1) year thereafter, neither party shall recruit or solicit, directly or through a third party, any employee of the other party who is material to the proper conduct of said Task Order without the prior written consent of the other party. The restriction set forth in this Section 11.2 shall not prevent or be meant to prohibit any employee from one party from responding to published employment advertisements, and, under this limited circumstance, this restriction shall not prevent either party from interviewing and/or hiring such an employee.

11.3                       Publicity.  Neither party hereto shall use the name of the other party or its employees or trademarks in any press release, publicity, or advertising without prior written consent of the other party hereto. For clarity, CLIENT shall have the right to use the name of SAFC and its employees in Agency filings or correspondence and, as appropriate, in scientific publications and presentations.

11.4                        Independent Contractors.  For purposes of this Agreement, the parties agree that they are and will be acting solely as independent contractors and nothing contained in this Agreement is intended or shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers, nor to give either party the authority to legally bind the other party, and neither party shall hold itself out as having such authority.

11.5                        Amendments.  This Agreement may not be amended or modified in any manner except by an instrument in writing signed by both of the parties hereto.

***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

11.6                        Assignment.  SAFC shall not assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of CLIENT, which consent may be granted or withheld by CLIENT in its sole discretion.  Any attempted or purported assignment in violation of this Section 11.6 shall be null and void and of no force or effect.  For the avoidance of doubt, CLIENT shall have the right to freely assign this Agreement, in whole or in part, including to the extent this Agreement relates to a particular Task Order, to an Affiliate, a Business Partner or to a successor of all or substantially all of its business to which this Agreement or the Task Order relates.

11.7                        Entire Agreement.  This Agreement (including the Exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof, and it supersedes all prior oral and written agreements, commitments or understandings with respect to the matters provided for herein, including without limitation any Confidentiality Agreement referred to in Section 7.1(a) and any other confidentiality agreement, memorandum of understanding, letter of intent or letter of agreement.

11.8                        Governing Law.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware, excluding the choice of law rules thereof.

11.9                        Notices.  All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement (collectively, “Notices”) shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or hand-delivered (including delivery by courier) or sent by fax, addressed as follows:

CLIENT Original

Adaptimmune Limited

57c Milton Park

Abingdon, Oxon, OX14 4RX

England

Attention: ***

Email: ***

With an email copy to: ***

SAFC Original

SAFC Carlsbad, Inc.

6211 El Camino Real

Carlsbad, California 92009

Attention: ***

Fax No: ***

***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Either party may designate by notice in writing a new address, fax number or contact person by notice given in accordance with this Article.  Each Notice shall be deemed received at such time as it is delivered to the addressee (with a delivery receipt being deemed conclusive (but not exclusive) evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.  In the case of notices sent by facsimile transmission, such notices shall be deemed received as of the date and time stamp shown on the transmission confirmation.

11.10                 Severability.  If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any Regulation of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.  The Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

11.11                Survival.  Neither expiration nor termination of this Agreement shall terminate those obligations and rights of the parties pursuant to this Agreement which by their terms are intended to survive and such provisions shall survive the expiration or termination of this Agreement.  Without limiting the generality of the foregoing, the following provisions of this Agreement shall survive any expiration or termination hereof:  Articles 5, 7, 9 and 11 and Sections 2.1(a), 2.1(d), 2.3, 3.2(b), 3.3, 3.4, 3.5, 4.1, 8.2, 8.3, 8.5, 8.6, 8.7, 10.4 and 10.5, and all definitions herein required to interpret the foregoing.

11.12                 Waiver.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No waiver by a party hereto of, or consent by a party hereto to, a variation from any provision of this Agreement shall be effective unless made in a written instrument duly executed on behalf of such party.

11.13                 Force Majeure.  In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, restrictive government or judicial orders, or decrees, riots, insurrection, terrorist acts, war, Acts of God, acts of terrorism, inclement weather or other similar reason or a cause beyond such party’s control, and not caused by acts or omissions of such party, then performance of such act shall be excused for the period of such delay and any timeline or milestone obligations of said party shall be extended for a period of time equal to the number of days of the delay; provided that the party claiming the existence of a force majeure event shall use commercially reasonable and diligent efforts to resume performance under this Agreement as soon as possible.  Written notice of the start and stop of any such force majeure shall be provided to the other party.

11.14                 Headings.  The headings of this Agreement are for ease of reference only and shall not limit or otherwise affect the meaning of the terms and conditions of this Agreement.

11.15                 Relationship with Affiliates.

(a)                                 CLIENT agrees that SAFC may use the services of its corporate Affiliates to fulfill SAFC’s obligations under this Agreement and any Task Order.  Any SAFC Affiliate so used shall sign a Task Order pursuant to this Agreement in its own name and on its own behalf.  Upon entering into a Task Order with CLIENT, such SAFC Affiliate shall be substituted for

“SAFC” for all purposes of this Agreement with respect to such Task Order, including, but not limited to, payment for Services; provided that SAFC shall be jointly and severally liable with the applicable SAFC Affiliate with respect to performance of obligations under this Agreement and the applicable Task Order, as well as any other acts or omissions of the applicable SAFC Affiliate.  Any notices or other communications required or permitted to be given under this Agreement in relation to a Task Order signed by a SAFC Affiliate shall be sent to the SAFC Affiliate at its billing address in the Task Order.  SAFC Affiliates shall be bound by all the terms and conditions of this Agreement and any Task Order and applicable Quality Agreement and entitled to all rights and protections afforded SAFC under this Agreement and any Task Order and applicable Quality Agreement.

(b)                                 SAFC agrees that CLIENT’s Affiliates may use the services of SAFC (and its Affiliates) under this Agreement.  Any CLIENT Affiliate so used shall sign a Task Order pursuant to this Agreement in its own name and on its own behalf.  Upon entering into a Task Order with SAFC, such CLIENT Affiliate shall be substituted for “CLIENT” for all purposes of this Agreement with respect to such Task Order, including, but not limited to, payment for Services.  Any notices or other communications required or permitted to be given under this Agreement in relation to a Task Order signed by a CLIENT Affiliate shall be sent to the CLIENT Affiliate at its billing address in the Task Order, with a copy to CLIENT.  CLIENT’s Affiliates shall be bound by all the terms and conditions of this Agreement and any Task Order and entitled to all rights and protections afforded CLIENT under this Agreement and any Task Order.  Any such Affiliate of CLIENT or SAFC may execute a Task Order directly.  In the event of a dispute under the Agreement between such CLIENT Affiliate and the SAFC, the Agreement will in all events and for all purposes be governed by, and construed in accordance with, the laws of the jurisdiction in which the CLIENT Affiliate is located without regard to any choice of laws principles that would dictate the application of the law of another jurisdiction.

11.16                 Reporting of Payments to Healthcare Professionals.

(a)                                 For amounts paid by SAFC for services provided by and/or expenses incurred by any physician, dentist, podiatrist, optometrist, chiropractor, physician assistant, pharmacist, nurse practitioner, or teaching hospital licensed in the United States, SAFC shall report to CLIENT, by the last business day of the month following the end of each quarter (e.g., the end of April for the first quarter), all information required by CLIENT concerning such payments through any CLIENT online aggregate spend portal or through such other method as may be mutually agreed by CLIENT and SAFC.  Failure to timely make such reports shall constitute a material breach of this Agreement.

(b)                                 SAFC further recognizes that, outside the United States, CLIENT’s Affiliates may be subject to obligations under Regulations and/or local pharmaceutical industry codes of practice or similar standards to report or disclose amounts paid by SAFC for services provided by and/or expenses incurred by healthcare professionals (such as physicians, dentists, podiatrists, optometrists, chiropractors, physician assistants, pharmacists, or nurses) and/or institutions or bodies relevant to healthcare or medicines (such as hospitals, healthcare practices, institutions within public healthcare systems, healthcare professional organizations, and patient organizations) and/or other third parties (such as administrators with healthcare institutions or healthcare systems).  SAFC shall provide all information reasonably required by CLIENT’s Affiliates in order to enable them to report or disclose such amounts in accordance with such Regulations, local pharmaceutical industry codes of practice or similar standards.  The information shall be provided in reports of such format, at such intervals and using such method(s) as may be reasonably necessary to achieve this purpose and otherwise as mutually agreed between CLIENT and SAFC.  Failure to timely make such reports shall constitute a material breach of this Agreement.

11.17                 Compliance with Anti-Corruption Laws.  In performing the Services for CLIENT, SAFC and its employees and agents (i) shall not offer to make, make, promise, authorize or accept any payment or giving anything of value, including but not limited to bribes, either directly or indirectly to any public official, regulatory authority or anyone else for the purpose of influencing, inducing or rewarding any act, omission or decision in order to secure an improper advantage, or obtain or retain business and (ii) shall comply with all applicable laws, statutes, rules, regulations and codes relating to anti-bribery and anti-corruption, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010,. SAFC and its employees and agents shall not make any payment or provide any gift to a third party in connection with SAFC’s performance of this Agreement except as may be expressly permitted in this Agreement or a Task Order without first identifying the intended third-party recipient to CLIENT and obtaining CLIENT’s prior written approval.  SAFC shall notify CLIENT immediately upon becoming aware of any breach of SAFC’s obligations under this Section.  SAFC shall have and maintain in place throughout the term of this Agreement policies and procedures to ensure compliance with the requirements of this Section and shall enforce them where appropriate.  In addition, SAFC shall require each employee and agent of SAFC who will perform Services pursuant to the Agreement to participate in any anti-corruption training reasonably required by CLIENT. Upon the request of CLIENT, SAFC will provide documents and information necessary to verify SAFC’s compliance with the requirements of this Section, and will allow CLIENT and its representatives to review SAFC’s books and records with respect to its performance of the obligations set forth in this Section.

11.18                 Equal Opportunity and Compliance with Employment Laws. If applicable to SAFC’s Services hereunder, SAFC warrants that in providing the goods and/or Services specified herein, SAFC will comply with the following laws, executive order, and the regulations promulgated thereunder, as the same may be amended, when applicable: (i) the Vietnam Era Veterans Readjustment Assistance Act of 1974, (ii) Executive Order 11246, and (iii) the Rehabilitation Act of 1973.  Any clause required to be set forth in a document of this type by such laws, administrative regulations or executive orders shall be deemed to be incorporated herein by this reference.  SAFC shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, disability, or covered veteran status.

11.19                 Counterparts.  This Agreement may be executed in one or more counterparts by authorized signatories of each party, each of which counterpart when executed and delivered by facsimile, electronic transmission, mail or courier service will be an original and all of which shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the Effective Date.

ADAPTIMMUNE LIMITED		SAFC CARLSBAD, INC.

By:	/s/ H.K. Tayton-Martin	By:	/s/ David M. Backer
Name:	H.K. Tayton-Martin	Name:	David M. Backer
Title:	Chief Operating Officer	Title:	General Manager
Date:	10th April 2014	Date:	15 April 2014